As filed with the Securities and Exchange Commission on October 26, 2001

                           SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO. )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ] Check the appropriate box:

     [ ] Preliminary Proxy Statement

     [ ] Definitive Proxy Statement

     [X] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           Merrill Lynch Growth Fund
                P.O. Box 9011, Princeton, New Jersey 08543-9011
             ----------------------------------------------------
             (Name of Registrants as Specified In Their Charters)

                                 SAME AS ABOVE
             ----------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
     0-11.

     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1 (Set forth the amount on which the filing fee is calculated and state how it was determined.)

     (4) Proposed maximum aggregate value of transaction:

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


A message to Merrill Lynch colleagues from Bob Doll, President of Merrill Lynch Investment Managers


Our records indicate that you have not voted your shares of Merrill Lynch Growth Fund. Your vote is important to us. Please read the below adjournment letter which explains the proposal. You may use the above buttons to vote your shares. An immediate response is needed as this meeting has been adjourned to Wednesday, November 14, 2001.

Please take the time now to vote your shares!

Just click on one of the buttons above and your vote will be recorded.



Merrill Lynch Growth Fund

Please Vote Now!


Dear Shareholder:

We are writing to inform you that the Special Meeting of Shareholders for Merrill Lynch Growth Fund, which was scheduled for October 22, 2001, has been adjourned, to give investors more time to respond. Our records indicate that we have not received voting instructions for your account(s). In an effort to avoid any further expenses to the Fund, we are asking you to please take a moment right now to submit your vote. A new meeting date has been set for November 14, 2001 and we need to receive your voting instructions as quickly as possible.

Why is this Meeting being adjourned?

The proposal being considered is the approval or disapproval of an Agreement and Plan of Reorganization which provides for Merrill Lynch Fundamental Growth Fund, Inc. to acquire the assets and assume the liabilities of Merrill Lynch Growth Fund in exchange for an equal aggregate value of shares of Merrill Lynch Fundamental Growth Fund, Inc. However, this proposal requires the affirmative vote of two-thirds of the outstanding shares of your Fund. As of October 22, a number of shareholders have still not exercised their right to vote.

The Board of Trustees of the Fund has carefully reviewed this proposal and, for the reasons set forth in the proxy statement, recommends a vote in favor of the proposal because the Board believes that it is in the best interests of the Fund and the Fund's shareholders.